EXHIBIT 1.1

THIS IS A TRANSLATION OF THE Articles of Incorporation OF AU OPTRONICS CORP. THE TRANSLATION IS FOR REFERENCE ONLY. IF THERE IS ANY DISCREPANCY BETWEEN THE ENGLISH VERSION AND CHINESE VERSION, THE CHINESE VERSION SHALL PREVAIL.

Articles of Incorporation

Chapter 1: General Provisions

Article 1

The Company is incorporated, registered and organized as a company limited by shares and permanently existing in accordance with the Company Law of the Republic of China (the "Company Law") and the Company's English name is AU Optronics Corp.

Article 2

The scope of business of the Company shall be as follows:

1. CC01080	Electronic parts and components manufacturing business
2. F119010	Electronic material wholesale business (for operations outside the Science Park only)
3. CC01030	Electronic appliances and AV electronics products manufacturing business
4. CC01010	Electric Power Supply, Electric Transmission and Power Distribution Machinery Manufacturing
5. CC01090	Batteries Manufacturing
6. IG03010	Energy Technical Services
7. CA02990	Other Fabricated Metal Products Manufacturing
8. C801990	Other Chemical Materials Manufacturing

To research, develop, produce, manufacture and sell the following products:

(1)	Plasma display and related systems
(2)	Liquid crystal display and related systems
(3)	Organic light emitting diodes and related systems
(4)	Amorphous silicon photo sensor device parts and components
(5)	Thin film photo diode sensor device parts and components
(6)	Thin film transistor photo sensor device parts and components
(7)	Touch imaging sensors
(8)	Full color active matrix flat panel displays
(9)	Field emission displays
(10)	Single crystal liquid crystal displays
(11)	Original equipment manufacturing for amorphous silicon thin film transistor process and flat panel display modules
(12)	Original design manufacturing and original equipment manufacturing business for flat panel display modules
(13)	Solar Cell, modules, and related system and service.
(14)	New green energy related system and service (for operations outside the Science Park only)
(15)	Color Filters
(16)	The simultaneous operation of a trade business relating to the Company's business
(17)	The simultaneous operation of metals, Refuse Derived Fuel and chemical products from the Company’s manufacturing recycle processes

The operation of the businesses listed above shall be conducted in accordance with the relevant laws and regulations.

Article 3

The head office of the Company shall be in the Science-Based Industrial Park, Hsinchu, Taiwan, the Republic of China ("R.O.C.") or such other appropriate place as may be decided by the board of directors (the "Board"). Subject to the approval of the Board and other relevant authorities, the Company may, if necessary, set up branches, factories, branch operation offices or branch business offices both inside and outside of the R.O.C.

Article 4

The total amount of the Company's investment is not subject to the restriction of Article 13 of the Company Law. The Company may provide guarantees or endorsements on behalf of third parties due to business or investment relationships with such third parties.

Chapter 2: Shares

Article 5

The total capital of the Company is One Hundred and Twenty Billion New Taiwan Dollars (NT$120,000,000,000), divided into Twelve Billion (12,000,000,000) shares with a par value of Ten New Taiwan Dollars (NT$10) each and in registered form. The Board of Directors is authorized to issue the un-issued shares in installments.

A total of 100,000,000 shares among the above total capital should be reserved for issuance of new shares for performing obligation under the employee stock options, which may be issued in installments.

Article 6

The share certificates of the Company shall be all in registered form. The share certificates, after due registration with the competent authority, shall be signed or sealed by at least three directors and shall be legally authenticated prior to issue.

The Company may, pursuant to the applicable laws and regulations, deliver shares or other securities in book-entry form, instead of delivering physical certificates evidencing shares or other securities.

Article 7

Unless otherwise provided by applicable law and regulations, the shareholders services shall be handled in accordance with the Regulations Governing the Administration of Shareholder Services of Public Companies.

Chapter 3: Shareholders' Meetings

Article 8

Shareholders' meetings shall be of two types, ordinary meetings and extraordinary meetings. Ordinary meetings shall be convened annually by the Board within six months of the end of each fiscal year. Extraordinary meetings shall be convened in accordance with the relevant laws, whenever necessary.

Article 9

Unless otherwise provided in applicable law and regulations, a resolution shall be adopted at a meeting attended by the shareholders holding and representing a majority of the total issued and outstanding shares and at which meeting a majority of the attending shareholders shall vote in favor of the resolution. In case a shareholder is unable to attend a shareholders' meeting, such shareholder may issue a proxy in the form issued by the Company, setting forth the scope of authorization by signing and affixing such shareholder's seal on the proxy form for the representative to be present on such shareholder's behalf. Except for trust enterprises or other stock transfer agencies approved by the securities authorities, if a person is designated as proxy by more than two shareholders, any of such person’s voting rights representing in excess of 3% of the total issued and outstanding shares shall not be considered. The relevant matters related to the use and rescission of the proxy shall be conducted in accordance with the Company Law and applicable rules.

Chapter 4: Board of Directors and Audit Committee

Article 10

The Company shall have seven to eleven directors. Directors shall be elected from a slate of director candidates, which are nominated under the Candidate Nomination System, at shareholders' meetings. Within the entire Board, the Company shall have at least three independent directors on the Board. The professional qualifications, restrictions on the shareholdings and concurrent positions held, method of nomination and election, and other matters with respect to independent directors shall be in compliance with applicable laws and regulations. The term of office for all directors shall be three (3) years. The directors are eligible for re-election. The number of the directors shall be decided by the board of directors.

The Board is authorized to determine the compensation for the directors, taking into account the extent and value of the services provided for the Company’s operation and with reference to the standards of local and overseas industry.

The Company may take out liability insurance for the directors with respect to the liabilities resulting from exercising their duties during their terms of office.

Article 10-1

Pursuant to Article 14-4 of the Securities and Exchange Law, the Company shall have the audit committee which shall be composed of all independent directors.

Article 11

The Company shall have a chairman of the Board. The chairman of the Board shall be elected by and among the directors by a majority of directors present at a meeting attended by more than two thirds of directors. As necessary, a vice chairman may be elected by and among the directors in the same manner. The chairman of the Board shall preside internally at the meetings of the Board and shall externally represent the Company. In case the chairman of the Board asks for leave or for other reason cannot exercise his power and authority, the vice chairman shall act on his behalf. In case there is no vice chairman or the vice chairman is also on leave or cannot exercise his power and authority for any reason, the chairman of the Board may designate one of the directors to act on his behalf. In the absence of such a designation, the directors shall elect a designee from among themselves.

Article 12

Where a director is unable to attend a meeting of the Board, he may appoint another director to represent him by proxy in accordance with Article 205 of the Company Law. Each director may act as a proxy for one other director only.

The meeting of the Board of Directors shall be convened in accordance with the Company Law. In calling a meeting of the Board of Directors, a notice may be given to each director by means of electronic mail or facsimile.

Chapter 5: President & Vice Presidents

Article 13

The Company shall have one or more managerial personnel. Appointment, dismissal, and remuneration of the president and vice presidents shall be subject to the provisions of the Company Law.

Chapter 6: Accounting

Article 14

After the end of each fiscal year, the Board shall prepare and submit the following documents: (1) business report, (2) financial statements, (3) proposal for allocation of earnings or recovery of loss to the shareholders in accordance with applicable laws at the ordinary meeting of shareholders for their acceptance.

Article 15

Where the Company has a profit before tax for each fiscal year, the Company shall first reserve certain amount of the profit to recover losses for preceding years, and then set aside no less than 5% of the remaining profit for distribution to employees as remuneration and no more than 1% of the remaining profit for distribution to directors as remuneration.

Article 15-1

Where the Company has a profit at the end of each fiscal year, the Company shall first allocate the profit to pay taxes and cover accumulated losses, and then 10% of the remaining net earnings shall be allocated as the Company's legal reserve unless and until the accumulated legal reserve reaches the paid in capital. Certain amount shall be further allocated as special reserve or the special reserve shall be reversed in accordance with applicable laws and regulations or as requested by the competent authority. The balance (if any) together with accumulated unappropriated retained earnings can be distributed after the distribution plan proposed and approved. Dividend distribution in the form of shares (in whole or in part) shall be approved by the shareholders’ meeting. Dividend distribution in the form of cash shall be approved by the Board and a report of such distribution shall be submitted to the shareholders’ meeting.

The Company's dividend policy is to pay dividends from surplus considering factors such as the Company's current and future investment environment, cash requirements, domestic and overseas competitive conditions and capital budget requirements, and taking into account the shareholders' interest, maintenance of a balanced dividend and the Company's long term financial plan. If the retained earnings available for distribution of the current year reaches 2% of the paid in capital of the Company, no less than 20% of the retained earnings available for distribution of the current year shall be distributed as dividend. If the retained earnings available for distribution of the current year does not reach 2% of the paid in capital of the Company, the Company may distribute no dividend. The cash portion of the dividend shall not be less than 10% of the total dividend in the form of cash and stock.

The dividend distribution ratio in the preceding paragraph could be adjusted taking into consideration finance, business and operations, etc.

Article 15-2

Where the Company incurs no loss, the Company may distribute the portion of legal reserve which exceeds 25% of the Company’s paid-in capital and the capital reserves permitted for distribution under the Company Act, in whole or in part, in the form of cash, to the shareholders in proportion to their shareholdings by the resolution adopted by the Board and a report of such distribution shall be submitted to the shareholders’ meeting.

Article 15-3

The employees who are entitled to employees remunerations in the form of shares or cash, employee stock option, restricted employee stock, the bought back shares to be transferred by the Company and the new shares reserved for employees subscription in the Company’s share offering include employees of subsidiaries of the Company meeting certain specific qualifications and the Board or the person duly designated by the Board is authorized to decide such qualifications and allocation.

Chapter 7: Supplementary Articles

Article 16

With respect to the matters not provided herein, the Company Law and other applicable laws and regulations shall govern.

Article 17

These Articles of Incorporation were enacted by the incorporators in the incorporators meeting held on July 18, 1996 and were effectively approved by the competent authority.

The first amendment was made on September 18, 1996.

The second amendment was made on September 15, 1997.

The third amendment was made on April 23, 1998.

The fourth amendment was made on April 23, 1999.

The fifth amendment was made on March 9, 2000.

The sixth amendment was made on May 10, 2001.

The seventh amendment was made on May 10, 2001.

The eighth amendment was made on October 17, 2001.

The ninth amendment was made on May 21, 2002.

The tenth amendment was made on May 29, 2003.

The eleventh amendment was made on April 29, 2004.

The twelfth amendment was made on June 14, 2005.

The thirteenth amendment was made on June 15, 2006.

The fourteenth amendment was made on June 13, 2007.

The fifteenth amendment was made on June 19, 2009.

The sixteenth amendment was made on June 10, 2011.

The seventeen amendment was made on June 13, 2012.

The eighteenth amendment was made on June 19, 2013.

The nineteenth amendment was made on June 16, 2016.

The twentieth amendment was made on June 15, 2017.

The twenty-first amendment was made on June 14, 2019.